Exhibit 10.1

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) dated this 20th day of December, 2005 between Choice Hotels International, Inc. (“Employer”), a Delaware corporation with principal offices at 10750 Columbia Pike, Silver Spring, Maryland 20901, and Charles A. Ledsinger, Jr. (“Employee”), amends and restates that Amended and Restated Employment Agreement dated November 13, 2002 and sets forth the terms and conditions governing the employment relationship between Employee and Employer.

1. Employment. During the term of this Agreement, as hereinafter defined, Employer hereby employs Employee as President and Chief Executive Officer (“CEO”). Employee hereby accepts such employment upon the terms and conditions hereinafter set forth and agrees to faithfully and to the best of his ability perform such duties as may be from time to time assigned by Employer’s Board of Directors, such duties to be rendered at the principal office of Employer, subject to reasonable travel. The Employer shall assign to Employee only those duties consistent with his position as President and CEO. The Employee, in his position as President and CEO, shall report directly to the Employer’s Board of Directors and all senior executives of the Employer shall report either directly to Employee or indirectly through other senior executives. Employee also agrees to perform his duties in accordance with policies established by Employer’s Board of Directors, which may be changed from time to time. During the term of this Agreement, Employee shall be nominated by the Board of Directors for re-election to the Employer’s Board of Directors as a Class III director.

2. Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement (the “ Term”) shall begin on December 20, 2005 (“Effective Date”) and shall terminate four (4) years thereafter (the “Termination Date”).

3. Compensation. For all services rendered by Employee under this Agreement during the term thereof, Employer shall pay Employee the following compensation:

(a) Salary. A base salary of Seven Hundred Twenty Thousand Dollars ($720,000) per annum payable in equal bi-weekly installments. Such salary shall be reviewed by the Compensation Committee of the Board of Directors of Employer on the next annual review of officers and each annual review thereafter and may be increased at the discretion of Employer.

(b) Incentive Bonus. Beginning in fiscal year 2006, Employee shall have the opportunity to earn a target bonus of One Hundred Percent (100%) per annum of the base salary set forth in subparagraph 3(a) above in Employer’s bonus plans as adopted from time to time by Employer’s Board of Directors.

(c) Restricted Stock. At the Effective Date, Employer shall issue to Employee such number of restricted shares of Choice Hotels common stock (“Common Stock”) that would have a fair market value on such date in the amount of Two Million Dollars ($2,000,000). The restrictions on such shares shall lapse upon vesting, which shall occur in four (4) equal annual installments beginning one year from the Effective Date; provided, however, vesting of any then unvested shares shall accelerate and shall occur immediately upon the death, Constructive Termination (as defined in Section 7(c) below) or Change of Control Termination (as defined in Section 11(d)) of Employee.

(d) Automobile. Employer shall provide Employee with an allowance for automobile expenses of $1,100 per month beginning on the Effective Date.

(e) Club Membership. Employer shall provide Employee with an appropriate corporate membership, including initial and annual fees, at a dining and/or recreational club at the choice of Employee for the purpose of business entertainment.

(f) Stock Awards. Employee shall be eligible to receive annual awards of options to purchase Common Stock and/or performance-based restricted stock (the “Awards”) under the Choice Hotels International, Inc. Long Term Incentive Plan (“LTIP”), or similar plan, in accordance with the policy of the Choice Hotels Board as in effect from time to time. The aggregate annual Awards issued after the Effective Date will be based on a multiple of Employee’s Salary, which multiple shall be determined in the discretion of the Compensation Committee of the Board of Directors. For stock options, the value will be based on a Black-Scholes valuation. Notwithstanding any provision of the LTIP to the contrary, the Awards issued after the Effective Date will continue to vest according to their respective schedules during Employee’s employment and after Employee’s employment terminates (including upon death or disability), until and unless (i) Employee is terminated for Cause pursuant to Section 10(b); (ii) Employee materially breaches any term of this Agreement; or (iii) without the consent of the Board of Directors, Employee unilaterally and voluntarily resigns prior to the Termination Date.

(g) SERP and Deferred Compensation Plan. From and after the commencement of Employee’s employment, Employee shall participate in the Choice Hotels International, Inc. Supplemental Executive Retirement Plan (“SERP”) and the Choice Hotels International Executive Deferred Compensation Plan approved September 25, 2002 (“Deferred Comp Plan”). As applied to the Employee:

•	Section 1.10 of the SERP shall be amended by adding the following at the end thereto:

“From and after attaining age fifty-five (55), the Participant’s Years of Service shall be deemed to be his actual Years of Service plus ten (10) years”;

•	For purposes of Section 5.1 of the Deferred Comp Plan, Employee upon attaining age fifty-five (55), shall be deemed to have ten (10) Years of Services.

(h) Use of Employer’s Aircraft. Employee shall, subject to availability, have the right to use Employer’s corporate aircraft for personal use for up to twenty-five (25) flight hours per year during the Term of this Agreement consistent with Employer’s Aircraft Use Policy. Employee understands that use of the corporate aircraft will result in imputed income to him in accordance with applicable law and that Employee is responsible for the payment of related taxes associated with such imputed income.

(i) Other Benefits. Employee shall, when eligible, be entitled to participate in all other fringe benefits, including vacation policy, generally accorded the most senior executive officers of Employer as are in effect from time to time on the same basis as such other senior executive officers.

4. Extent of Services. Employee shall devote his full professional time, attention, and energies to the business of Employer, and shall not, during the term of this Agreement, be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; but the foregoing shall not be construed as preventing Employee from investing his assets in (i) the securities of public companies, or (ii) the securities of private companies or limited partnerships outside the lodging industry, if such holdings are passive investments of one percent (1%) or less of outstanding securities and Employee does not hold positions of officer, employee or general partner. Employee shall be permitted to serve as a director of companies outside of the lodging industry so long as such service does not inhibit his performance of services to the Employer. Employee shall not be permitted to serve as a director of any company within the lodging industry unless (i) the Corporate Compliance officer of the Employer has determined that there is no conflict of interest and (ii) such service does not inhibit his performance of services to the Employer. Employee warrants and represents that he has no contracts or obligations to others which would materially inhibit the performance of his services under this Agreement.

5. Disclosure and Use of Confidential Information; Non-Compete.

(a) Employee recognizes and acknowledges that information about Employer’s and affiliates’ present and prospective clients, customers, franchises, management contracts, acquisitions and personnel, as they may exist from time to time, and to the extent it has not been otherwise disclosed, is a valuable, special and unique asset of Employer’s business (“Confidential Information”). Throughout the Term of this Agreement and after its termination or expiration for whatever cause or reason except as required by applicable law, Employee shall not directly or indirectly, or cause others to, make use of or disclose to others any Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by Employee or (ii) is developed by Employee or on his behalf without reliance on information furnished to Employee by Employer or its agents.

(b) For a period of two years after the expiration or termination of the Employee’s employment with the Employer, the Employee will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee’s name to be used in connection with, any business or enterprise which is engaged in the mid-market or economy hotel franchising business or any other line of business in which the Employer is materially engaged at the time of termination (“Competing Business”); provided, however, the foregoing shall not be construed as preventing Employee from (i) investing his assets in (A) the securities of any Competing Business that is a public company or (B) the securities of any Competing Business that is a privately-held corporation, limited partnership, limited liability company or other business entity, if such holdings are passive investments of one percent (1%) or less of such entity’s outstanding securities or (ii) becoming an employee, agent or representative of, consultant to, or otherwise connected with any business entity that has multiple lines of business, some of which are not a Competing Business, if Employee’s services for such entity are restricted so that he will provide no services or other assistance in support of, and will not otherwise be involved with, any such Competing Business conducted by such entity.

(c) During the Term of this Agreement and for a period of two years after its expiration or termination, Employee agrees not to solicit for employment, directly or indirectly, on his behalf or on behalf of any person or entity, other than on behalf of Employer, any person employed by Employer, or its subsidiaries or affiliates during such period, unless Employer consents in writing. Additionally, during such period, Employee agrees not to solicit for business nor to solicit to end their relationship with Employer any person or entity who was a franchisee of Employer (or its subsidiaries) during the Term of this Agreement; provided, however, the foregoing shall not be construed as preventing Employee from soliciting business from any such franchisee that is for a line of business other than any Competing Business.

(d) The Employee acknowledges and agrees that the restrictions contained in this Section are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Employer, that the Employer would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Employer should the Employee breach any of those provisions. Employee represents and acknowledges that (i) the Employee has been advised by the Employer to consult Employee’s own legal counsel in respect of this Agreement, and (ii) that the Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Employee’s counsel. The Employee further acknowledges and agrees that a breach of any of the restrictions in this Section cannot be adequately compensated by monetary damages and that the Employer shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other appropriate equitable relief, which rights shall be cumulative and in addition to any other rights or remedies to which the Employer may be entitled. In the event that any of the provisions of this Section should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

6. Notices. Any notice, request or demand required or permitted to be given under this Agreement shall be in writing, and shall be delivered personally to the recipient or, if sent by certified or registered mail or overnight courier service to his residence in the case of Employee, or to its principal office in the case of the Employer, return receipt requested. Such notice shall be deemed given when delivered if personally delivered or when actually received if sent certified or registered mail or overnight courier.

7. Constructive Termination.

(a) Nothing contained in this Agreement is intended to nor shall be construed to abrogate, limit or affect the powers, rights and privileges of the Board of Directors or stockholders to remove Employee from the positions set forth in Section 1, with or without Cause (as defined in Section 10 below), during the term of this Agreement or to elect someone other than Employee to those positions, as provided by law and the By-Laws of Employer.

(b) If Employee is Constructively Terminated (as defined in Section 7(c) below), it is expressly understood and agreed that Employee’s rights under this Agreement shall in no way be prejudiced. Accordingly, Employee shall be entitled to receive all forms of compensation referred to in Section 3 above through the expiration of the term specified in Section 2, including bonuses (calculated based only on the actual payout of the EPS portion of the bonus as all Employer’s officers receive in a given year) but excluding ungranted stock options. Additionally, all unvested Restricted Stock and stock options then held by Employee shall become immediately fully vested. If required under Section 409A of the Internal Revenue Code, any payments which would otherwise be made to Employee during the first six (6) months following the date of Constructive Termination will be deferred and paid to Employee in a lump sum amount six (6) months following the date of Constructive Termination. From and after the date of Constructive Termination, Employee shall have no further obligation to provide any services to Employer under this Agreement, and shall not be required to mitigate damages but nevertheless shall be entitled in his sole discretion to pursue other employment. If Employee chooses to pursue and accept other employment after Constructive Termination, Employer shall be entitled to receive as offset, and thereby reduce its payment, the amount received by Employee from any other active employment. As a condition to Employee receiving his compensation from Employer, Employee agrees to permit verification of his employment records and Federal income tax returns by an independent attorney or accountant, selected by Employer but reasonably acceptable to Employee, who agrees to preserve the confidentiality of the information disclosed by Employee except to the extent required to permit Employer to verify the amount received by Employee from other active employment. Employer shall receive credit for unemployment insurance benefits, social security insurance or like amounts actually received by Employee.

(c) For purposes of this Agreement, “Constructively Terminated” shall mean (i) Employer’s removal or termination of Employee other than in accordance with Section 10, (ii) failure of the Employer to place Employee’s name in nomination for re-election to the Employer’s Board, (iii) assignment of duties by the Employer inconsistent with Section 1, (iv) a decrease in Employee’s compensation or benefits (unless a similar decrease is imposed on all senior executives), (v) a change in Employee’s title or the line of reporting set forth in Section 1, (vi) a significant reduction in the scope of Employee’s authority, position, duties or responsibilities, (vii) the relocating of Employee’s office location to a location more than 25 miles from the Employee’s prior principal place of employment; (viii) a significant change in Employer’s annual bonus program which adversely affects Employee, or (ix) any other material breach of this Agreement by Employer, provided Employer shall be given fourteen (14) days advance written notice of such claim of material breach, which written notice shall specify in reasonable detail the grounds for such claim of material breach, and “Constructive Termination” shall mean the occurrence of the foregoing. Except in the case of bad faith, Employer shall have an opportunity to cure the basis for Constructive Termination during the fourteen (14) day period after written notice. If Employer fails to cure the material breach within such fourteen (14) day period, Employee shall be Constructively Terminated as of the last day of such fourteen (14) day period.

8. Waiver of Breach. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9. Assignment. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. The obligations of Employee hereunder may not be assigned or delegated.

10. Termination of Agreement. This Agreement shall terminate upon the following events and conditions:

(a) Upon expiration of its Term;

(b) For Cause, which means Employee’s gross negligence, willful misconduct, willful nonfeasance, material breach of this Agreement, conviction following final disposition of any available appeal of a felony, or pleading guilty or no contest to a felony, or a determination by the Board of Directors after an investigation in which Employee is accorded his right of due process that Employee has committed a material violation of the Employer’s anti-harassment, ethics or discrimination policies. Employee shall be entitled to fourteen (14) days advance written notice of termination, except where the basis for termination constitutes willful misconduct on the part of Employee involving dishonesty or bad faith, in which case the termination shall be effective upon the sending of notice. Such written notice shall specify in reasonable detail the grounds for Cause and Employee shall have an opportunity to contest or cure the basis for termination during the fourteen (14) day period after written notice.

(c) Subject to state and federal laws, if Employee is unable to perform the essential functions of the services described herein, after reasonable accommodation, for more than 180 days (whether or not consecutive) in any period of 365 consecutive days, Employer shall have the right to terminate this Agreement by written notice to Employee. In the event of such termination, all non-vested stock option and other non-vested obligations of Employer to Employee pursuant to this Agreement granted prior to the Effective Date shall terminate; all non-vested stock option and other non-vested obligations granted after the Effective Date shall continue to vest in accordance with their terms.

(d) In the event of Employee’s death during the term of this Agreement, the Agreement shall terminate as of the date thereof.

(e) Upon voluntary resignation of Employee not due to Constructive Termination, so long as Employee has given Employer one hundred eighty (180) days prior written notice of such resignation.

11. Change of Control Severance.

(a) If, within twelve (12) months after a Change in Control, as defined in Section 11(c), there occurs a Change of Control Termination, as defined in Section 11(d), Employee shall receive as severance compensation a payment in an amount equal to 250% of his base salary at the rate in effect at the time of termination plus 250% of the amount of any full year bonus awarded to Employee for the year immediately preceding the Change of Control (or the maximum target bonus if no bonus was awarded in the prior year). If required under Section 409A of the Internal Revenue Code, such payment will made six (6) months following the date of the Change of Control Termination. Regardless of which alternative form of severance compensation is elected by Employee, all unvested Restricted Stock and stock options then held by Employee shall automatically become fully vested as of the date of the Change of Control Termination.

(b) Employee’s right to receive the benefits described in Section 11(a) shall be conditioned upon Employee executing Employer’s standard release agreement in which Employee releases all claims against Employer.

(c) A Change in Control of the Employer shall occur upon the happening of the earliest to occur of the following:

(1) Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than (i) the Employer, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Employer, (iii) any corporations owned, directly or indirectly, by the stockholders of the Employer in substantially the same proportions as their ownership of stock, or (iv) Stewart Bainum, his wife, their lineal descendants and their spouses (so long as they remain spouses) and the estate of any of the foregoing persons, and any partnership, trust, corporation or other entity to the extent shares of common stock (or their equivalent) are considered to be beneficially owned by any of the persons or estates referred to in the foregoing provisions of this subsection 11(b) or any transferee thereof) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing 33% or more of the combined voting power of the Employer’s then outstanding voting securities.

(2) Individuals constituting the Board on the Effective Date and the successors of such individuals (“Continuing Directors”) cease to constitute a majority of the Board. For this purpose, a director shall be a successor if and only if he or she was nominated by a Board (or a Nominating Committee thereof) on which individuals constituting the Board on the Effective Date and their successors (determined by prior application of this sentence) constituted a majority.

(3) The stockholders of the Employer approve a plan of merger or consolidation (“Combination”) with any other corporation or legal person, other than a Combination which would result in stockholders of the Employer immediately prior to the Combination owning, immediately thereafter, more than sixty-five percent (65%) of the combined voting power of either the surviving entity or the entity owning directly or indirectly all of the common stock, or its equivalent, of the surviving entity; provided, however, that if stockholder approval is not required for such Combination, the Change in Control shall occur upon the consummation of such Combination.

(4) The stockholders of the Employer approve a plan of complete liquidation of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all of the Employer’s stock and/or assets, or accept a tender offer for substantially all of the Employer’s stock (or any transaction having a similar effect); provided, however, that if stockholder approval is not required for such transaction, the Change in Control shall occur upon consummation of such transaction.

(d) A Change of Control Termination shall mean and include the termination of Employee’s employment with Employer at any time during the twelve (12) month period after the Change of Control if such termination is (i) by the Employer, (ii) a Constructive Termination or (iii) by the resignation of Employee, in his discretion, upon written notice to Employer given no less than sixty (60) days prior to the date of termination.

12. Excise Taxes.

(a) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution to the Employee or for the Employee’s benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (the

“Payment”) would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Employee shall be entitled to receive from Employer an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Payment and the Gross-Up Payment retained by the Employee after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section, and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment;

(b) All determinations required to be made under this Section, including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by Accountants which Employer shall request provide the Employee and Employer with detailed supporting calculations with respect to such Gross-Up Payment at the time the Employee is entitled to receive the Payment. For the purposes of this Section, the “Accountants” shall mean Employer’s independent certified public accountants. All fees and expenses of the Accountants shall be borne solely by Employer. For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as “parachute payments” within the meaning of section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under section 280G(b)(3) of the Code) shall be treated as subject to the excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax; for purposes of determining the amount of the Gross-Up Payment the Employee shall be deemed to pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Employee’s adjusted gross income); and to have otherwise allowable deductions for Federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in the Employee’s adjusted gross income. Any Gross-Up Payment with respect to any Payment shall be paid by Employer at the time the Employee is entitled to receive the Payment. Any determination by the Accountants shall be binding upon Employer and the Employee. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than Employer should have paid pursuant to this Section (the “Underpayment’). In the event that Employer exhausts its remedies and the Employee is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by Employer to or for the Employee’s benefit.

13. Legal Fees. Employer shall reimburse the Employee for all reasonable attorneys fees incurred in connection with the negotiation and execution of this Agreement.

14. Tax Indemnity. Employer shall indemnify Employee for any penalty, interest or additional taxes imposed under Section 409A of the Internal Revenue Code and the corresponding regulations with respect to amounts payable under Section 7(b) or 11(a) of this Agreement. Employee shall give Employer timely notice of any IRS notices and proceedings to which this indemnity obligation applies. Any and all amounts incurred by Employee in a year which are subject to Employer’s indemnification obligations shall be paid by Employer in that year (or pursuant to such other schedule or at such other times as may be required by comply with Section 409A).

15. Condition to Effectiveness. This Agreement shall not be effective until approved by Employer’s Board of Directors.

16. Entire Agreement. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement supersedes all previous agreements between the parties with respect to the matters contained herein. This Agreement shall be governed by the laws of the State of Maryland, and any disputes arising out of or relating to this Agreement shall be brought and heard in any court of competent jurisdiction in the State of Maryland.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

Employer:

CHOICE HOTELS INTERNATIONAL, INC.

By:
Michael J. DeSantis
Senior Vice President

Employee:

Charles A. Ledsinger, Jr.